Exhibit 99.2

May 23, 2011

Dear Shareholder:

It is with a deep sense of sadness that your Board of Directors informs you that on Friday, May 20, 2011, Atlantic Southern Bank (the “Bank”) was closed by the Georgia Department of Banking and Finance and the FDIC was appointed as receiver.

While we ultimately were unable to save the Bank, in spite of our best efforts and in the face of unyielding market conditions, we greatly appreciate your support and participation in all of our efforts throughout this endeavor.  Our employees also gave their best efforts to keep the Bank going and have earned our gratitude for their dedication and hard work.  I want to sincerely thank you on behalf of the Board of Directors for the loyalty that you have demonstrated.

The management team of the Bank is working with the FDIC to make the transition as smooth as possible for the Bank’s customers.  In connection with the closure of the Bank, the FDIC issued a press release, dated May 20, 2011.  This release contains important information for shareholders who were also customers of the Bank.  The release is available at www.FDIC.gov.

The Bank’s common stock was the principal asset of Atlantic Southern Financial Group, Inc.  As a result of the Bank’s closure, we believe that your investment in the Atlantic Southern Financial Group, Inc. stock no longer has any value.  We encourage you to consult with your accountant or other tax consultant to determine if and how you may deduct your investment loss on your tax return.

Again, on behalf of the Board of Directors and executive management, we very much appreciate your support.

Sincerely,

William A. Fickling, III